Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, April 19, 2018

Codorus Valley Bancorp, Inc.

Reports First Quarter 2018 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income (earnings) of $4.1 million or $0.46 per share basic and $0.45 per share diluted, for the quarter ended March 31, 2018, as compared to earnings of $3.4 million or $0.39 per share basic and $0.38 per share diluted, for the quarter ended March 31, 2017.

“Codorus Valley realized the benefit of the new corporate tax rate in our first quarter earnings with a 19 percent increase in net income,” stated Larry J. Miller, Chairman, President and CEO.  “With the expected increase in earnings a conscious decision was made to reinvest in our shareholders, associates, clients and communities. To that end, the Board of Directors increased our quarterly dividend by 15 percent; approved the establishment of the PeoplesBank Charitable Foundation with an initial contribution of $500,000; and provided discretionary bonuses to all of our non-executive associates. We believe that the recognition of our stakeholders is an appropriate way of further solidifying our strong position within the communities that we serve.”

Mr. Miller continued, “As our clients, shareholders and associates are at the center of all of our strategic decisions, we expanded our digital banking platform during the first quarter with the launch of a new business online banking solution to enhance our business client’s online and mobile banking experience. We are also in the process of implementing a new personal online banking solution which will provide our retail client’s with a true omnichannel experience. We are excited about these new solutions and the additional features and functionality that they will provide to our clients.”

The Corporation’s net interest income for the first quarter of 2018 was $15.3 million, an increase of $1.2 million or 9 percent when compared to net interest income of $14.1 million for the first quarter of 2017. The growth was driven by an increased volume of interest earning assets, primarily commercial loans. The Corporation realized a net interest margin of 3.89 percent for the first quarter of 2018, which represented an increase as compared to the net interest margin of 3.81 percent for the first quarter of 2017.

The provision for loan losses for the first quarter of 2018 was $200,000, a decrease of $450,000 as compared to a provision of $650,000 for the first quarter of 2017. The Corporation’s nonperforming assets ratio was 0.40 percent as of March 31, 2018, reflecting an increase when compared to a nonperforming asset ratio of 0.38 percent as of December 31, 2017 and 0.27 percent as of March 31, 2017. The allowance for loan losses to total loans at March 31, 2018 was 1.18 percent compared to 1.19 percent at December 31, 2017 and March 31, 2017.

Noninterest income for the first quarter of 2018 was $3.2 million, an increase of $536,000 or 20 percent as compared to $2.7 million for the first quarter of 2017. The increase in non-interest income was primarily attributed to increases in gains on sales of loans, service charges on deposit accounts, trust and investment services fees, and income from mutual fund, annuity and insurance sales.

Noninterest expense was $13.3 million for the first quarter of 2018, an increase of $2.2 million or 20 percent as compared to noninterest expense of $11.1 million for the first quarter of 2017. Higher personnel costs, which includes compensation and benefit expenses, furniture and equipment expense, marketing, charitable donations and debit card processing accounted for a majority of the increase. Health care costs, discretionary bonuses to all non-executive officers, severance cost associated with a former PeoplesBank executive officer, and the donation to the PeoplesBank Charitable Foundation, along with normal business growth were the primary drivers in the aforementioned increases. Other noninterest expenses decreased which offset some of the previously mentioned noninterest expense increases. The decrease in other noninterest expenses was due to a decline in Pennsylvania shares tax as a result of an increase in charitable donations eligible for Pennsylvania tax credits.

Income tax expense for the quarter ended March 31, 2018 was $1.0 million versus $1.6 million for the same period in 2017. The effective tax rates for the quarters ended March 31, 2018 and 2017 were 20.0 percent and 32.0 percent, respectively. Tax expense and the effective tax rate decreased as a result of the new corporate tax rate enacted as part of the Tax Cuts and Jobs Act.

Other News

As recently announced, on April 10, 2018, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.155 per share, payable on May 8, 2018 to shareholders of record at the close of business on April 24, 2018. The dividend declared represents a 15 percent increase as compared the dividend paid in the same period in the prior year.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2017 Form 10-K and Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO	Charles T. Field, CPA - Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	cfield@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2018	2017
Interest income	$18,593	$16,505
Interest expense	3,248	2,445
Net interest income	15,345	14,060
Provision for loan losses	200	650
Noninterest income	3,217	2,681
Noninterest expense	13,257	11,063
Income before income taxes	5,105	5,028
Provision for income taxes	1,022	1,609
Net income	$4,083	$3,419
Basic earnings per share	$0.46	$0.39
Diluted earnings per share	$0.45	$0.38

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31,	December 31,	March 31,
	2018	2017	2017
Cash and short term investments	$78,193	$79,524	$87,619
Investment securities	157,889	164,902	198,705
Loans	1,425,414	1,401,479	1,320,040
Allowance for loan losses	(16,866)	(16,689)	(15,704)
Net loans	1,408,548	1,384,790	1,304,336
Premises and equipment, net	24,311	24,382	24,532
Goodwill	2,301	2,301	2,301
Other assets	53,696	53,306	53,047
Total assets	$1,724,938	$1,709,205	$1,670,540

Deposits	$1,402,553	$1,384,507	$1,301,208
Borrowed funds	145,025	150,805	198,914
Other liabilities	11,679	9,674	12,479
Shareholders’ equity	165,681	164,219	157,939
Total liabilities and shareholders’ equity	$1,724,938	$1,709,205	$1,670,540

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly
	2018	2017	2017	2017	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$4,083	$1,490	$3,410	$3,685	$3,419
Basic earnings per share	$0.46	$0.17	$0.38	$0.41	$0.39
Diluted earnings per share	$0.45	$0.17	$0.38	$0.41	$0.38
Cash dividends paid per share	$0.155	$0.129	$0.129	$0.129	$0.129
Tangible book value per share (2)	$18.30	$18.18	$18.20	$17.93	$17.57
Book value per share	$18.56	$18.44	$18.47	$18.19	$17.84
Average shares outstanding	8,913	8,888	8,881	8,862	8,851
Average diluted shares outstanding	9,005	9,002	8,980	8,963	8,950

Performance Ratios (%)
Return on average assets (3)	0.97	0.35	0.82	0.88	0.85
Return on average equity (3)	9.87	3.58	8.30	9.16	8.71
Return on average realized equity (3)(4)	9.74	3.57	8.31	9.15	8.67
Net interest margin (5)	3.89	3.90	3.88	3.76	3.81
Efficiency ratio (6)	70.76	61.59	59.54	62.81	64.56
Net overhead ratio (3)(7)	2.38	2.04	1.96	2.01	2.10

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.01	0.20	0.50	0.03	(0.02)
Allowance for loan losses to total loans (8)	1.18	1.19	1.20	1.21	1.19
Nonperforming assets to total loans and foreclosed real estate	0.40	0.38	0.46	0.54	0.27

Capital Ratios (%)
Average equity to average assets	9.80	9.88	9.84	9.65	9.81
Tier 1 leverage capital ratio	10.43	10.26	10.32	10.17	10.40
Common equity Tier 1 capital ratio	11.66	11.58	11.47	11.55	11.60
Tier 1 risk-based capital ratio	12.36	12.29	12.18	12.27	12.34
Total risk-based capital ratio	13.55	13.48	13.37	13.46	13.50

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(5) net interest income (tax-equivalent) as a percentage of average interest earning assets

(6) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(7) noninterest expense less noninterest income as a percentage of average assets

(8) excludes loans held for sale